Exhibit 99.1

Media Announcement

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956/(314) 771-5765 Fax: (800) 325-505/(314) 771-5757

FORWARD INQUIRIES TO: Sigma-Aldrich Corporation

Media Relations

Karen Miller

314/286-7996

karen.miller@sial.com

Investor Relations

Quintin Lai

314/898-4643

quintin.lai@sial.com

Sigma-Aldrich and Merck KGaA, Darmstadt, Germany, Obtain EC Antitrust Approval

and Work Toward Closing Planned Acquisition

St. Louis, Nov. 10, 2015 – Sigma-Aldrich Corporation (NASDAQ: SIAL) today announced it has secured final approval from the European Commission (EC) on the planned acquisition of Sigma-Aldrich by Merck KGaA, Darmstadt, Germany.

The EC provided conditional approval of the acquisition on June 15, 2015, subject to approval of the divestment of certain Sigma-Aldrich assets. On October 20, 2015, Sigma-Aldrich announced an agreement to sell parts of its solvents and inorganics business to Honeywell. The EC has now approved Honeywell as a suitable buyer of the divestment business meaning all closing requirements have been met and the formal completion of the Sigma-Aldrich acquisition will take place on November 18.

On September 22, 2014, Merck and Sigma-Aldrich announced they had entered into a definitive agreement under which Merck will acquire Sigma-Aldrich for $17 billion – $140 cash per share – establishing one of the leading players in the $130 billion global life science industry.

About Sigma-Aldrich: Sigma-Aldrich, a leading Life Science and Technology company focused on enhancing human health and safety, manufactures and distributes 250,000 chemicals, biochemicals and other essential products to more than 1.4 million customers globally in research and applied labs as well as in industrial and commercial markets. With three distinct business units – Research, Applied and SAFC Commercial – Sigma-Aldrich is committed to enabling science to improve the quality of life. The Company operates in 37 countries, has approximately 9,700 employees worldwide and had sales of $2.79 billion in 2014. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.

Sigma-Aldrich is a registered trademark of Sigma-Aldrich Co. LLC.

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